Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-229103) of MPT Operating Partnership, L.P. of our report dated June 28, 2019, (except for Recently Issued or Adopted Accounting Pronouncements included in Note 2, as to which the date is August 5, 2019, and except for Subsequent Events included in Note 2, as to which the date is February 26, 2020) with respect to the consolidated financial statements of Steward Health Care System LLC included in this Annual Report of Medical Properties Trust, Inc. (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst and Young LLP

Dallas, Texas

February 26, 2020